Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Solid Fourth-Quarter and Full-Year Results

Fourth-Quarter Highlights:

•	Solid demand drove year-over-year increases in revenue for Plant Nutrition business

•	Salt results pressured by a late start to winter

•	One-time tax charges reduced fourth-quarter 2017 results to a loss of $0.13 per diluted share; excluding the tax charges, earnings per diluted share were $1.66

Full-Year Highlights:

•	Produquímica fully integrated, contributed approximately $375 million in revenue and $49 million in operating earnings

•	Most major capital investment projects to drive long-term growth completed

•	Achieved $12 million in on-going savings from cost reduction program

OVERLAND PARK, Kan. (Feb. 13, 2018) – Compass Minerals (NYSE: CMP), a leading producer of essential minerals, reported a year-over-year increase in fourth-quarter revenue and operating earnings driven by improved Plant Nutrition South America results, which more than offset weather-driven weakness in the company's Salt business. The company also announced that its Board of Directors has approved a dividend for the first quarter of 2018 of $0.72 per share.

“While this has been a challenging year for Compass Minerals, our results are demonstrating the value of our strategy to balance our winter weather exposure by growing our plant nutrition business with a strong focus on innovative specialty products,” said Fran Malecha, Compass Minerals’ president and CEO. “Further, we have completed key capital investments critical to increasing our production capabilities and efficiency, while still returning almost $100 million directly to shareholders through our dividend. I believe our actions have positioned the company for significant top and bottom line growth and improved free cash flow over the next several years.”

Fourth-quarter 2017 net loss was $4.4 million, or $0.13 per diluted share, which compares to net earnings of $97.6 million, or $2.87 per diluted share in the prior year. Excluding the impact of

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

special items in both years, fourth quarter 2017 net earnings increased 22 percent year over year to $56.2 million from $46.1 million. The special items in the 2017 fourth quarter include the estimated impact of U.S. tax law changes, in addition to a one-time tax expense stemming from a settlement reached with U.S. and Canadian tax authorities. Specific details regarding all special items, along with reconciliations of any non-GAAP measures used in this press release, can be found in the tables at the end of this press release.

Full-year net earnings declined to $42.7 million, or $1.25 per diluted share, from $162.7 million, or $4.79 per diluted share in 2016. Excluding special items for each year, 2017 full-year net earnings were $93.3 million, or $2.75 per diluted share, compared to $111.2 million, or $3.27 per diluted share in 2016.

Total revenue in the fourth quarter increased 3 percent to $457.9 million from the prior-year fourth quarter. For the full year, the company reported total revenue of $1.36 billion compared to $1.14 billion in 2016. This 20 percent increase was primarily attributed to the full-year inclusion of Plant Nutrition South America results, partially offset by a year-over-year reduction in Salt segment revenue. The Plant Nutrition South America segment was formed in October 2016 following the completion of the Produquímica acquisition.

Consolidated operating earnings in the fourth quarter of 2017 increased 23 percent from prior-year results of $65.3 million. The 2016 fourth quarter results included a one-time asset impairment charge of $3.1 million in the Plant Nutrition North America segment and additional acquisition-related expenses of $8.4 million in the Plant Nutrition South America segment. Excluding these special items, consolidated operating earnings improved 5 percent as increased earnings in the Plant Nutrition South America segment offset a year-over-year decline in Salt segment earnings.

Full-year 2017 consolidated operating earnings of $159.2 million were negatively impacted by a 31 percent year-over-year decline in Salt operating earnings, which was partially offset by the addition of the Plant Nutrition South America segment and increased Plant Nutrition North America operating earnings.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Sales	$457.9	$443.2	$1,364.4	$1,138.0
Operating earnings	$80.4	$65.3	$159.2	$174.6
Operating margin	17.6%	14.7%	11.7%	15.3%
Adjusted operating earnings(1)	$80.4	$76.8	$163.5	$186.1
Adjusted operating margin(1)	17.6%	17.3%	12.0%	16.4%
Net (loss) earnings	$(4.4)	$97.6	$42.7	$162.7
Net earnings, excluding special items(1)	$56.2	$46.1	$93.3	$111.2
Diluted (loss) earnings per share	$(0.13)	$2.87	$1.25	$4.79
Diluted earnings per share, excluding special items(1)	$1.66	$1.35	$2.75	$3.27
EBITDA(1)	$109.8	$153.0	$277.8	$321.7
Adjusted EBITDA(1)	$113.7	$104.7	$286.5	$275.0

(1)
Adjusted operating earnings; net earnings, excluding special items; diluted earnings per share, excluding special items; EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

SALT SEGMENT
Salt segment fourth-quarter revenue declined 2 percent from prior year as a modest increase in highway deicing revenue partially offset lower consumer and industrial results. The increase in highway deicing revenue was primarily driven by improved deicing sales in the U.K. compared to last year. The late start to winter weather in North America, however, limited sales of consumer and commercial deicing products and drove a 10 percent decline in consumer and industrial sales volumes.

For the full year, Salt segment revenue decreased $42.7 million as mild winter weather reduced Salt sales volumes by 5 percent and total average selling prices by 1 percent.

Salt segment operating earnings declined 8 percent in the fourth quarter of 2017 from 2016 results. This decrease was driven by increased shipping and handling costs resulting from an unfavorable geographic sales mix, combined with increased freight rates and fuel costs.

For the full year, the Salt segment generated $138.0 million in operating earnings compared to $200.6 million in 2016. Salt segment operating margin for 2017 declined to 17.9 percent from 24.7 percent in 2016 due to increased product and logistics costs, as well as lower average selling prices.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Sales	$260.7	$265.0	$769.2	$811.9
Operating earnings	$59.4	$64.6	$138.0	$200.6
Operating margin	22.8%	24.4%	17.9%	24.7%
Adjusted operating earnings(1)	$59.4	$64.6	$140.0	$200.6
Adjusted operating margin(1)	22.8%	24.4%	18.2%	24.7%
EBITDA(1)	$75.3	$77.1	$193.0	$247.3
EBITDA(1) margin	28.9%	29.1%	25.1%	30.5%
Adjusted EBITDA(1)	$75.3	$77.1	$195.0	$247.3
Adjusted EBITDA(1) margin	28.9%	29.1%	25.4%	30.5%
Sales volumes (in thousands of tons):
Highway deicing	2,969	3,022	8,565	8,966
Consumer and industrial	623	689	2,035	2,147
Total salt	3,592	3,711	10,600	11,113
Average sales prices (per ton):
Highway deicing	$53.25	$51.94	$53.13	$54.73
Consumer and industrial	$164.55	$156.81	$154.34	$149.63
Total salt	$72.57	$71.42	$72.56	$73.06

(1)
Adjusted operating earnings, EBITDA and adjusted EBITDA are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

Winter Weather Effect
The company recorded 57 fourth-quarter 2017 winter weather events in the 11 cities the company tracks, which was above the 10-year average of 45.2. Much of the increased winter weather activity occurred in eastern U.S. geographies where the company typically has fewer highway deicing sales contracts. In addition many of the snow events occurred in the last two weeks of December, thus having a limited impact on fourth-quarter 2017 sales. As a result, the company estimates that variations from average winter weather had a negative impact on fourth-quarter 2017 Salt segment sales and earnings.

Estimated Effect of Winter Weather on Salt Segment Performance (dollars in millions)
	Three months ended December 31,		Calendar year(1)
	2017	2016	2017	2016
Favorable (unfavorable) to average weather: Sales	($20) to ($25)	negligible	($50) to ($60)	($70) to ($80)
Operating earnings	($6) to ($10)	negligible	($20) to ($25)	($35) to ($40)

(1)	Includes estimated impact for the three months ended March 31 and the three months ended December 31.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

PLANT NUTRITION NORTH AMERICA
Revenue generated by the Plant Nutrition North America segment grew 12 percent from fourth quarter 2016 results primarily due to an 11 percent increase in sales volumes. A modest year-over-year increase in the average selling price for Plant Nutrition North America products was driven by an increase in sales of higher value micronutrients.

For the full year, the segment generated $210 million in revenue, which was 3 percent above prior-year results driven by increased sales volumes.

Fourth-quarter 2017 operating earnings for the segment were $10.2 million compared to $8.0 million in the prior-year quarter. The 2016 results included a $3.1 million charge related to an asset impairment. As a percent of sales, Plant Nutrition North America generated an operating margin of 14.6 percent compared to an adjusted operating margin of 17.7 percent in the fourth quarter of 2016. The year-over-year margin decline was primarily attributable to increased shipping and handling cost related to freight rate pressures. In addition, increased depreciation expense due to the final commissioning of new equipment at the company's Ogden, Utah, manufacturing facility further pressures operating margin.

Revenue growth and lower production costs lifted full-year 2017 operating earnings 31 percent above 2016 GAAP operating results and 19 percent when adjusting for special items. Operating and EBITDA margins for full-year 2017 also expanded from prior-year results.

Plant Nutrition North America Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Sales	$70.0	$62.6	$210.0	$203.0
Operating earnings	$10.2	$8.0	$27.7	$21.1
Operating margin	14.6%	12.8%	13.2%	10.4%
Adjusted operating earnings(1)	$10.2	$11.1	$28.9	$24.2
Adjusted operating(1) margin	14.6%	17.7%	13.8%	11.9%
EBITDA(1)	$20.4	$16.8	$64.6	$54.5
EBITDA(1) margin	29.1%	26.8%	30.8%	26.8%
Adjusted EBITDA(1)	$20.4	$19.9	$65.8	$57.6
Adjusted EBITDA(1) margin	29.1%	31.8%	31.3%	28.4%
Sales volumes (in thousands of tons)	105	95	327	313
Average sales price (per ton)	$666	$657	$642	$648

(1)
Adjusted operating earnings, EBITDA and adjusted EBITDA are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

PLANT NUTRITION SOUTH AMERICA
Fourth-quarter 2017 revenue in the Plant Nutrition South America segment grew 10 percent from prior-year results as sales volumes rose 6 percent and average selling prices increased 3 percent. Strong demand for the company's innovative specialty plant nutrients drove both the increased sales volumes and improved average selling price.

The segment generated operating earnings of $25.1 million, compared to $8.0 million in the fourth quarter of 2016. The prior-year results included acquisition-related costs of approximately $8.4 million. When compared to 2016 adjusted operating earnings, 2017 fourth-quarter operating earnings rose 53 percent driven by increased sales of higher value agriculture products. This improved sales mix also produced a significant improvement in the segment's operating margin which expanded to 20.2 percent.

For the full year, while sales volumes of our high-value, innovative specialty plant nutrients sold directly to growers were stronger than 2016, agriculture sales volumes to distributors declined as did the segment’s chemical solutions sales volumes. As a result, Plant Nutrition South America sales volumes were below company expectations and approximately 9 percent below 2016 results, which included periods during which Compass Minerals did not have complete ownership.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

The table below represents results only for the periods during which Compass Minerals had full control of Produquímica.

Plant Nutrition South America Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended December 31,		Full Year
	2017	2016	2017
Sales	$124.4	$113.5	$375.0
Operating earnings	$25.1	$8.0	$49.1
Operating margin	20.2%	7.0%	13.1%
Adjusted operating earnings(1)	$25.1	$16.4	$49.1
Adjusted operating(1) margin	20.2%	14.4%	13.1%
EBITDA(1)	$29.7	$13.3	$72.5
EBITDA(1) margin	23.9%	11.7%	19.3%
Adjusted EBITDA(1)	$29.7	$21.7	$72.5
Adjusted EBITDA(1) margin	23.9%	19.1%	19.3%
Sales volumes (in thousands of tons)
Agriculture	130	122	432
Chemical solutions	75	72	289
Total sales volumes	205	194	721
Average sales prices (per ton):
Agriculture	$753	$713	$632
Chemical Solutions	$347	$372	$351
Total Plant Nutrition South America	$605	$587	$520

(1)
Adjusted operating earnings, EBITDA and Adjusted EBITDA are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

OTHER FINANCIAL HIGHLIGHTS
Two significant tax developments materially impacted 2017 net earnings and increased tax expense for the 2017 fourth-quarter to $67.7 million compared to $10.5 million in fourth-quarter 2016. The largest impact resulted from the U.S. Tax Cuts and Jobs Act, which requires a one-time tax on un-remitted foreign earnings. Based on current company estimates, this one-time tax totals approximately $55.2 million. The total reported tax was partially offset by a remeasurement of the company's deferred tax liabilities, which resulted in a tax benefit of approximately $8.4 million. Going forward, the company expects to have low-cost access to all foreign earnings, which should provide greater financial flexibility.

In addition, the company recorded a net tax expense of $13.8 million in the 2017 fourth quarter related to the company’s Canadian tax positions for the years 2007 through 2016 as a result of a settlement with Canadian and U.S. tax authorities. This agreement, in addition to the previously

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

disclosed favorable ruling regarding Canadian federal tax reassessments for 2004 through 2006, significantly reduces the company’s remaining potential tax liabilities from disputed reassessments.

Selling, general and administrative (SG&A) expenses for full-year 2017 rose $42.5 million from 2016 results primarily due to the full-year inclusion of Produquímica which was acquired in October 2016. The increase was partially offset by cost savings initiatives that were introduced in July 2017.

OUTLOOK
The company expects that increased winter weather activity in late December and January will benefit 2018 Salt segment results and currently anticipates full-year 2018 Salt segment sales volumes to exceed 2017 results and the company's 10-year average of 11.7 million tons. Assuming average winter weather continues, revenue for the first half of 2018 is expected to increase when compared to prior-year results, which were negatively impacted by lower winter weather demand for deicing products. A combination of high cost carry-over inventory and increased shipping and handling costs are expected to pressure Salt segment operating margins for the first half of 2018.

Steady growth in demand for the company's sulfate of potash and innovative micronutrient products is expected to lift full-year Plant Nutrition North America 2018 volumes above 2017 results. Given our view of spring fertilizer demand, the company anticipates a modest year-over-year increase in first-half 2018 revenue. The segment's operating margin is expected to decline for the first half of the year as a result of increased logistics costs and depreciation expense.

In our Plant Nutrition South America segment, we expect the positive momentum we have experienced with our innovative, high-value specialty plant nutrients to push full-year sales volumes and first-half revenue ahead of 2017 results.

Given this outlook and current expectations regarding the company's full-year effective tax rate and interest expense, the company has established a full-year EPS guidance range of $2.75 to $3.25 per diluted share.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

2018 OUTLOOK: FULL YEAR EPS - $2.75 to $3.25
	1H18	FY18
Salt Segment
Volume		11.8 million to 12.6 million tons
Revenue	$400 million to $440 million
Operating earnings margin	11% to 13%
Plant Nutrition North America Segment
Volume		320,000 to 350,000 tons
Revenue	$90 million to $110 million
Operating earnings margin	10% to 12%
Plant Nutrition South America Segment
Volume		700,000 to 900,000 tons
Revenue	$125 million to $150 million
Operating earnings margin	1% to 3%
Corporate
Corporate and other expense		~$60 million
Interest expense		~$53 million
Depreciation, depletion and amortization		~$137 million
Capital expenditures		$100 million to $110 million
Effective tax rate		~26%

DIVIDEND DECLARED
The Board of Directors of Compass Minerals has approved a dividend for the first quarter of 2018 of $0.72 per share. This dividend is payable March 15, 2018, to shareholders of record as of the close of business on March 1, 2018.

“This dividend is a compelling indicator of the Board of Directors' confidence in our strategy for growth and value creation, particularly given the headwinds we've faced,” said Mr. Malecha. “By keeping the dividend at its current rate, which represents an attractive yield of more than 4 percent, we expect to have greater financial flexibility to continue executing our strategic plan, while still demonstrating our commitment to return value directly to shareholders.”

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Wednesday, February 14, at 9:00 a.m. ET. To access the conference call, please visit the company’s website at www.CompassMinerals.com or dial 877-614-0009. Callers must provide the conference ID number

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

6916779. Outside of the U.S. and Canada, callers may dial 913-643-4075. Replays of the call will be available on the company’s website.

An updated summary of the company’s performance is included in a presentation available on the company’s website at www.compassminerals.com/presentation.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that provide solutions to nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hefner
Director of Investor Relations	Manager of Corporate Affairs
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net income. The company also uses EBITDA and Adjusted EBITDA to assess its overall and operating segment operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects. EBITDA and Adjusted

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculation of EBITDA and Adjusted EBITDA as used by management is set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the company’s ability to position itself for growth and improved free cash flow; low-cost access to foreign earnings, financial flexibility; demand growth; growth and value creation strategy; commitments to return value to shareholders; and the company’s outlook for the first half of 2018 and the full year of 2018, including its expectations regarding earnings per share (“EPS”), revenue, volumes, operating earnings margin, corporate and other expense, interest expense, depreciation, depletion and amortization, capital expenditures and tax rates. We use words such as “may,” “would,” “could,”  “should,” “will,” “likely,” “expect,”“anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures or successfully implement any capital projects, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) the ability to successfully integrate acquired businesses, and (vi) any inability by the company to successfully implement its restructuring plans or cost-saving initiatives. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2017 to be filed with the SEC and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2017 filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Special Items Impacting the Three Months ended December 31, 2017 (unaudited, in millions, except share data)
Item description	Segment	Line item	Amount	Tax effect	After tax	EPS impact
One-time expense from U.S. & Canadian tax settlement	Corporate & other	Income tax expense	$(13.8)	$—	$(13.8)	$(0.41)
Net estimated impact of new U.S. tax law(1)	Corporate & other	Income tax expense	(46.8)	—	(46.8)	(1.38)
Totals			$(60.6)	$—	$(60.6)	$(1.79)

(1)
On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act, which significantly changes U.S. corporate income tax laws by reducing the U.S. corporate income tax rate to 21% beginning in 2018 and imposes a one-time mandatory tax on previously deferred foreign earnings. As a result of this new tax legislation, the company recorded a provisional net charge of $46.8 million during the fourth quarter of 2017.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Special Items Impacting the Twelve Months ended December 31, 2017 (unaudited, in millions, except share data)
Item description	Segment	Line item	Amount	Tax effect	After tax	EPS impact
One-time expense from U.S. & Canadian tax settlement	Corporate & other	Income tax expense	$(13.8)	$—	$(13.8)	$(0.41)
Net estimated impact of new U.S. tax law(1)	Corporate & other	Income tax expense	(46.8)	—	(46.8)	(1.38)
Tax benefit of releasing certain deferred tax asset valuation allowances	Corporate & other	Income tax expense	13.0	—	13.0	0.38
Restructuring charges	Corporate & other	SG&A	(1.1)	0.4	(0.7)	(0.02)
Restructuring charges	Salt	COGS and SG&A	(2.0)	0.7	(1.3)	(0.04)
Restructuring charges	Plant Nutrition North America	COGS and SG&A	(1.2)	0.2	(1.0)	(0.03)
Totals			$(51.9)	$1.3	$(50.6)	$(1.50)

(1)
On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act, which significantly changes U.S. corporate income tax laws by reducing the U.S. corporate income tax rate to 21% beginning in 2018 and imposes a one-time mandatory tax on previously deferred foreign earnings. As a result of this new tax legislation, the company recorded a provisional net charge of $46.8 million during the fourth quarter of 2017.

Special Items Impacting the Three and Twelve Months ended December 31, 2016 (unaudited, in millions, except share data)
Item description	Segment	Line item	Amount	Tax effect	After tax	EPS impact
Gain from remeasurement of equity method investment	Corporate & other	Separately stated	$59.3	$—	$59.3	$1.75
Business acquisition-related items(1)	Plant Nutrition South America	Product cost	(8.4)	2.8	(5.6)	(0.16)
Indefinite-lived intangible asset impairment	Plant Nutrition North America	SG&A	(3.1)	0.9	(2.2)	(0.07)
Totals			$47.8	$3.7	$51.5	$1.52

(1)	Primarily includes additional expense recognized from the sale of finished goods inventory, which had its cost basis increased to fair value as a result of the acquisition of Produquímica.

Reconciliation for Adjusted Operating Earnings (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Operating earnings	$80.4	$65.3	$159.2	$174.6
Restructuring charges	—	—	4.3	—
Business acquisition-related items(1)	—	8.4	—	8.4
Indefinite-lived intangible asset impairment	—	3.1	—	3.1
Adjusted operating earnings	$80.4	$76.8	$163.5	$186.1
Sales	457.9	443.2	1,364.4	1,138.0
Adjusted operating margin	17.6%	17.3%	12.0%	16.4%

(1)	Primarily includes additional expense recognized from the sale of finished goods inventory, which had its cost basis increased to fair value as a result of the acquisition of Produquímica.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Reconciliation for Net Earnings, Excluding Special Items (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Net (loss) earnings	$(4.4)	$97.6	$42.7	$162.7
One-time expense from U.S. & Canadian tax settlement	13.8	—	13.8	—
Net estimated impact of new U.S. tax law(1)	46.8	—	46.8	—
Tax benefit of releasing certain deferred tax asset valuation allowances	—	—	(13.0)	—
Restructuring charges, net of tax	—	—	3.0	—
Gain from remeasurement of equity method investment	—	(59.3)	—	(59.3)
Business acquisition-related items, net of tax(2)	—	5.6	—	5.6
Indefinite-lived intangible asset impairment, net of tax	—	2.2	—	2.2
Net earnings, excluding special items	$56.2	$46.1	$93.3	$111.2

(1)
On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act, which significantly changes U.S. corporate income tax laws by reducing the U.S. corporate income tax rate to 21% beginning in 2018 and imposes a one-time mandatory tax on previously deferred foreign earnings. As a result of this new tax legislation, the company recorded a provisional net charge of $46.8 million during the fourth quarter of 2017.

(2)	Primarily includes additional expense recognized from the sale of finished goods inventory, which had its cost basis increased to fair value as a result of the acquisition of Produquímica.

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Net (loss) earnings	$(4.4)	$97.6	$42.7	$162.7
Interest expense	13.4	17.3	52.9	34.1
Income tax expense	67.7	10.5	60.0	34.6
Depreciation, depletion and amortization	33.1	27.6	122.2	90.3
EBITDA	$109.8	$153.0	$277.8	$321.7
Adjustments to EBITDA:
Restructuring charges	—	—	4.3	—
Gain from remeasurement of equity method investment	—	(59.3)	—	(59.3)
Business acquisition-related items(1)	—	8.4	—	8.4
Indefinite-lived intangible asset impairment	—	3.1	—	3.1
Other expense (income), net (2)	3.9	(0.5)	4.4	1.1
Adjusted EBITDA	$113.7	$104.7	$286.5	$275.0

(1)	Primarily includes additional expense recognized from the sale of finished goods inventory, which had its cost basis increased to fair value as a result of the acquisition of Produquímica.

(2)	Primarily includes interest income and foreign exchange gains and losses. The 12 months ended December 31, 2016, include a charge of $3.0 million related to the refinancing of the company's debt.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Reconciliation for Salt Segment Adjusted Operating Earnings (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Reported GAAP segment operating earnings	$59.4	$64.6	$138.0	$200.6
Restructuring charges	—	—	2.0	—
Segment adjusted operating earnings	$59.4	$64.6	$140.0	$200.6
Segment sales	260.7	265.0	769.2	811.9
Segment adjusted operating margin	22.8%	24.4%	18.2%	24.7%

Reconciliation for Salt Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Reported GAAP segment operating earnings	$59.4	$64.6	$138.0	$200.6
Depreciation, depletion and amortization	15.9	12.5	55.0	46.7
Segment EBITDA	$75.3	$77.1	$193.0	$247.3
Restructuring charges	—	—	2.0	—
Segment adjusted EBITDA	$75.3	$77.1	$195.0	$247.3
Segment sales	260.7	265.0	769.2	811.9
Segment adjusted EBITDA margin	28.9%	29.1%	25.4%	30.5%

Reconciliation for Plant Nutrition North America Segment Adjusted Operating Earnings (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Reported GAAP segment operating earnings	$10.2	$8.0	$27.7	$21.1
Restructuring charges	—	—	1.2	—
Indefinite-lived intangible asset impairment	—	3.1	—	3.1
Segment adjusted operating earnings	$10.2	$11.1	$28.9	$24.2
Segment sales	70.0	62.6	210.0	203.0
Segment adjusted operating margin	14.6%	17.7%	13.8%	11.9%

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Reconciliation for Plant Nutrition North America Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Reported GAAP segment operating earnings	$10.2	$8.0	$27.7	$21.1
Depreciation, depletion and amortization	10.2	8.8	36.9	33.4
Segment EBITDA	$20.4	$16.8	$64.6	$54.5
Restructuring charges	—	—	1.2	—
Indefinite-lived intangible asset impairment	—	3.1	—	3.1
Segment adjusted EBITDA	$20.4	$19.9	$65.8	$57.6
Segment sales	70.0	62.6	210.0	203.0
Segment adjusted EBITDA margin	29.1%	31.8%	31.3%	28.4%

Reconciliation for Plant Nutrition South America Segment Adjusted Operating Earnings (unaudited, in millions)
	Three months ended December 31,		Full Year
	2017	2016	2017
Reported GAAP segment operating earnings	$25.1	$8.0	$49.1
Business acquisition-related items(1)	—	8.4	—
Segment adjusted operating earnings	$25.1	$16.4	$49.1
Segment sales	124.4	113.5	375.0
Segment adjusted operating margin	20.2%	14.4%	13.1%

(1)	Primarily includes additional expense recognized from the sale of finished goods inventory, which had its cost basis increased to fair value as a result of the acquisition of Produquímica.

Reconciliation for Plant Nutrition South America Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended December 31,		Full Year
	2017	2016	2017
Reported GAAP segment operating earnings	$25.1	$8.0	$49.1
Depreciation, depletion and amortization	4.4	5.0	22.6
Earnings in equity method investee	0.2	0.3	0.8
Segment EBITDA	$29.7	$13.3	$72.5
Business acquisition-related items(1)	—	8.4	—
Adjusted segment EBITDA	$29.7	$21.7	$72.5
Segment sales	124.4	113.5	375.0
Adjusted segment EBITDA margin	23.9%	19.1%	19.3%

(1)	Primarily includes additional expense recognized from the sale of finished goods inventory, which had its cost basis increased to fair value as a result of the acquisition of Produquímica.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Sales	$457.9	$443.2	$1,364.4	$1,138.0
Shipping and handling cost	87.7	80.0	267.5	244.9
Product cost	246.2	252.8	770.3	593.6
Gross profit	124.0	110.4	326.6	299.5
Selling, general and administrative expenses	43.6	45.1	167.4	124.9
Operating earnings	80.4	65.3	159.2	174.6
Other expense/(income):
Interest expense	13.4	17.3	52.9	34.1
Net (earnings) loss from equity investee	(0.2)	(0.3)	(0.8)	1.4
Gain from remeasurement of equity method investment	—	(59.3)	—	(59.3)
Other, net	3.9	(0.5)	4.4	1.1
Earnings before income taxes	63.3	108.1	102.7	197.3
Income tax expense	67.7	10.5	60.0	34.6
Net (loss) earnings	$(4.4)	$97.6	$42.7	$162.7
Basic net (loss) earnings per common share	$(0.13)	$2.88	$1.25	$4.79
Diluted net (loss) earnings per common share	$(0.13)	$2.87	$1.25	$4.79
Cash dividends per share	$0.720	$0.695	$2.88	$2.78
Weighted-average common shares outstanding (in thousands):(1)
Basic	33,828	33,788	33,819	33,776
Diluted	33,828	33,793	33,820	33,780

(1)
Excludes weighted participating securities such as RSUs and PSUs that receive non-forfeitable dividends, which consist of 168,000 and 166,000 weighted participating securities for the three and 12 months ended December 31, 2017, respectively, and 165,000 and 164,000 weighted participating securities for the three and 12 months ended December 31, 2016, respectively.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	December 31,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$36.6	$77.4
Receivables, net	344.5	320.9
Inventories	289.9	280.6
Other current assets	66.5	36.1
Property, plant and equipment, net	1,138.1	1,092.3
Intangible and other noncurrent assets	695.4	659.2
Total assets	$2,571.0	$2,466.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$32.1	$130.2
Other current liabilities	235.9	241.8
Long-term debt, net of current portion	1,330.4	1,194.8
Deferred income taxes and other noncurrent liabilities	278.0	182.6
Total stockholders' equity	694.6	717.1
Total liabilities and stockholders' equity	$2,571.0	$2,466.5

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Twelve Months Ended
	December 31,
	2017	2016
Net cash provided by operating activities	$146.9	$167.3

Cash flows from investing activities:
Capital expenditures	(114.1)	(182.2)
Investment in equity method investee	—	(4.7)
Acquisition of a business	—	(277.7)
Other, net	(4.9)	(3.2)

Net cash used in investing activities	(119.0)	(467.8)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	295.8	384.3
Principal payments on revolving credit facility borrowings	(232.0)	(283.4)
Proceeds from the issuance of long-term debt	98.7	850.9
Principal payments on long-term debt	(123.8)	(535.1)
Dividends paid	(97.5)	(94.1)
Acquisition-related contingent consideration payment	(14.7)	—
Premium and other payments to refinance debt	(0.2)	(2.8)
Deferred financing costs	(0.7)	(5.7)
Proceeds received from stock option exercises	0.3	0.7
Excess tax deficiencies from equity compensation awards	—	(0.2)
Other	0.7	—

Net cash (used in) provided by financing activities	(73.4)	314.6
Effect of exchange rate changes on cash and cash equivalents	4.7	4.9
Net change in cash and cash equivalents	(40.8)	19.0
Cash and cash equivalents, beginning of the year	77.4	58.4

Cash and cash equivalents, end of period	$36.6	$77.4

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three months ended December 31, 2017	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$260.7	$70.0	$124.4	$2.8	$457.9
Intersegment sales	—	2.1	—	(2.1)	—
Shipping and handling cost	73.0	9.7	5.0	—	87.7
Operating earnings (loss)	59.4	10.2	25.1	(14.3)	80.4
Depreciation, depletion and amortization	15.9	10.2	4.4	2.6	33.1
Total assets	1,030.6	601.1	808.0	131.3	2,571.0

Three months ended December 31, 2016	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$265.0	$62.6	$113.5	$2.1	$443.2
Intersegment sales	—	2.5	—	(2.5)	—
Shipping and handling cost	66.8	7.8	5.4	—	80.0
Operating earnings (loss)	64.6	8.0	8.0	(15.3)	65.3
Depreciation, depletion and amortization	12.5	8.8	5.0	1.3	27.6
Total assets	980.3	592.3	844.9	49.0	2,466.5

Twelve months ended December 31, 2017	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$769.2	$210.0	$375.0	$10.2	$1,364.4
Intersegment sales	—	6.5	—	(6.5)	—
Shipping and handling cost	220.6	28.1	18.8	—	267.5
Operating earnings (loss)(2)	138.0	27.7	49.1	(55.6)	159.2
Depreciation, depletion and amortization	55.0	36.9	22.6	7.7	122.2

Twelve months ended December 31, 2016	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$811.9	$203.0	$113.5	$9.6	$1,138.0
Intersegment sales	—	5.2	—	(5.2)	—
Shipping and handling cost	214.5	25.0	5.4	—	244.9
Operating earnings (loss)	200.6	21.1	7.4	(54.5)	174.6
Depreciation, depletion and amortization	46.7	33.4	5.0	5.2	90.3

(1)
Corporate and other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, as well as costs for the human resources, information technology, legal and finance functions.

(2)	Operating results for the 12 months ended December 31, 2017, include $4.3 million of restructuring charges.